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                          SECURITY ASSIGNMENT AGREEMENT


THIS SECURITY ASSIGNMENT AGREEMENT is made on 16 January 1995 between:

      1. Freedom Chemical Company, a corporation organized under the laws of Delaware, USA, having its principal place of business at 1735 Market Street, Philadelphia, Pennsylvania 19103, USA; (hereinafter referred to as the "Assignor").

      2. Citicorp USA, Inc., a corporation, organized under the laws of Dela-ware, USA, having an office at 399 Park Ave., New York, New York, USA, for itself and on behalf of the Lenders and Issuing Banks referred to in Annex I; (hereinafter referred to as the "Assignee" and together with such Lenders and Issuing Banks, the "Assignees").

WHEREAS:

      A. he Assignees have made available to the Assignor a USD 27,500,000 million revolving credit facility dated 26 May 1994 and certain term loan facilities aggregating USD 84,500,000.

      B. By an amendment to the aftersaid amended and restated revolving credit and term loan agreement dated as of 9 January 1995 (such agreement as from time to time amended, varied, cancelled, restated, supplemented or novated being herein referred to as the "Agreement") the Assignor and the Assignees have extended the facility to a USD 42,500,000 million revolving credit and USD 85,500,000 term loan facility to enable Freedom and some of its subsidiaries to purchase certain assets in Germany.

      C. The Assignor has agreed in return to grant certain security as more detailed herein in respect of its obligations under and with respect to the Agreement.

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NOW IT IS AGREED as follows:

      1.    Definitions

            Capitalised words and expressions defined in the Agreement and used and not otherwise defined herein bear the respective meaning as ascribed to them in the Agreement. For purposes of this Security Assignment Agreement the Assignee shall mean the Assignee as Trustee for the Assignees.

      2.    Acquired Intellectual Property Rights

            Pursuant to section 3 paragraph 4 of an acquisition agreement dated 5 January 1995, role of deeds No. 3/ 1995 of the notary public Reinhart Densch, Frankfurt, the Assignor has acquired from Diamalt GmbH, Georg-Reismuller-Str. 32, 80999 Munich, registered in the

            Commercial Register of the Local Court Munich under HRB 91647, all of the intangible assets of Diamalt GmbH, except its accounts receivable, including, without limitation, all intellectual property rights, belonging or used in the business of Diamalt GmbH as described in more detail in said acquisition agreement and in annex 2 attached to this Security Assignment Agreement (such intangible assets hereinafter referred to as the "Intellectual Property Rights").

      3.    Secured Obligations

            This Security Assignment Agreement is entered into in order to secure the prompt and complete satisfaction of any and all present and future, actual or contingent obligations and liabilities whatsoever of the Assignor to the Assignees, whether for principal, interest, fees, expenses or otherwise under the Agreement, guarantees thereof, and under this Security Assignment Agreement, as amended, varied or supplemented from time to time (together the "Secured Obligations").

      4.    Assignment for Security Purposes

            (a) The Assignor hereby assigns to the Assignee the Intellectual Property Rights together with all present and future rights, ancillary rights and claims associated with the Intellectual Property Rights, including, without limitation, any claims to fees, charges or royalties arising from the Intellectual Property Rights (together the "Assigned Rights ").


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            (b)   The Assignee hereby accepts the assignment. The assignment is in addition, and without prejudice, to any other security any of the Assignees may now or hereafter hold in respect of the Secured Obligations. The validity and effect of the assignment of any of the Assigned Rights shall be independent from the validity and the effect of the assignment of any other of the Assigned Rights made hereunder.

            (c) Notwithstanding that all rights for payments are assigned hereunder as mentioned under Clause 4(a), the Assignor shall be entitled to collect, receive and retain all such payments in respect of the Assigned Rights until such time as the Assignees are entitled to realize their security from the Assigned Rights. For this purpose the Assignee hereby authorizes and appoints the Assignor to exercise all rights assigned and transferred to it under this Security
                  Assignment Agreement in its own name and the Assignor may deal solely with third parties, unless otherwise expressed in this Agreement. This authorization and appointment may be revoked or suspended if an event as specified in Clause 5(a) has occurred, is continuing or has been declared.



      5.    Realization of Security

            (a) If the Assignor failed to satisfy any of the Secured Obligations, and the Assignee has given written notice to the Assignor that the Assignees will realize their security, the Assignee shall have the right to sell and transfer any of the Assigned Rights and/or collect any payments due under any of the Assigned Rights or take any other step that may be appropriate and economically reasonable to satisfy outstanding claims arising from or in connection with the Secured Obligations.

            (b) In case the Assignees should seek to realize their security pursuant to, and in accordance with Clause 5(a) above, the Assignor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale and assignment or other realization of the Assigned Rights and/or the exercise by the Assignees of any other right they may have. The Assignor shall in particular supply the Assignees with all data, including but not limited to customers' names and accounts, required for the collection of any payments that are or will become due under or in


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                  respect of the Assigned Rights and, upon the Assignee's
                  request, assist in the collection of all such payments.

            (c) The proceeds from the realization of the Assigned Rights shall be applied in the following order:

                  (i) expenses incurred in the realization of securities provided in respect of the Secured Obligations (including, but not limited to, taxes, legal fees and other costs);

                  (ii) payment of any sums due as part or in respect of the Secured Obligations as interest, late or penalty interest, commission, fees and ancillary expenses;

                  (iii) repayment of any sums due as part or in respect of the
                        Secured Obligations as principal; and

                  (iv) payment of any other sums due under the Agreement, any guarantees thereof or hereunder.

                  The balance of such proceeds attributable to each of the Assigned Rights, if any, will be paid to the Assignor unless the Assignees are required by law to pay such balance to a third party.


            (d) The Assignees may, in their sole discretion, determine which of several securities shall be used to satisfy the Secured Obligations.

            (e) Upon complete satisfaction and settlement of the Secured Obligations the Assignee undertakes to retransfer to the Assignor all Assigned Rights received as security under this agreement as well as any excess proceeds arising from the realization of the security.

      6.    Duration and Independence

            (a) This Security Assignment Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations. No obligation for release of the Assigned Rights shall arise, if the Assignors or any of them have only temporarily discharged the Secured Obligations.

            (b) This Security Assignment Agreement shall create a continuing security and no change or amendment whatsoever in the Agree-


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                  ment or in any document or agreement related to the Agreement shall affect the validity or the scope of this Security Assignment Agreement nor the obligations which are imposed on the Assignor pursuant to it.

            (c) This Security Assignment Agreement is independent from any other security or guarantee which may have been given to the Assignees with respect to any obligation of the Assignor. None of such other securities shall prejudice, or shall be prejudiced by, or shall be merged in any way with, this Agreement.

      7.    Undertakings of the Assignor

            (a) The Assignor undertakes to provide for the protection and maintenance of the Assigned Rights, in particular pay annual charges and/or other expenses necessary for the protection and maintenance of the Intellectual Property Rights, and to take any action required to ensure the validity of the Assigned Rights. Upon the Assignee's request the Assignor shall prove payment of the aforementioned annual charges and/or other expenses to the Assignees. The Assignees shall be entitled, although not obliged, to effect payment of such annual charges or other expenses themselves on behalf and for the account of the Assignor. The Assignor shall notify the Assignees immediately, if the Assignor knows or has reason to believe, that any or all of the Assigned Rights are impaired or endangered by any act or any party or third party.


            (b) The Assignee shall be entitled, although not obliged, to have the Intellectual Property Rights assigned to it under this Agreement registered under its name or the name of a third party appointed by it, at the Assignor's expense. Therefore the Assignor undertakes to declare upon the Assignee's request in each case its consent, attested by a public notary, to the reregistration of the Intellectual Property Rights.

            (c) The Assignor grants to the Assignees the right to inspect at any time its books and other documents and data in order to inspect the Assigned Rights.

      8.    Costs and Expenses

            All costs, charges, fees and expenses triggered by this Security Assignment Agreement or incurred in connection with its preparation, execution


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            and enforcement (including the fees of legal advisers and notarial fees) shall be bome by the Assignor.

      9.    Partial Invalidity

            If any provision of this Agreement should be or become invalid or unenforceable, this shall not affect the validity of the remaining provisions hereof. The invalid or unenforceable provision shall be replaced by that provision which best meets the intent of the replaced provision.

      10.   Amendments

            Changes and amendments of this Agreement including this Clause must be made in writing unless notarial form is required. The waiving of this requirement must also be made in writing, unless mandatory law requires notarization.

      11.   Notices and their Language

            (a) Any notice or other communication under or in connection with this Security Assignment Agreement shall be in writing and shall be delivered personally, or sent by post, telex (with answerback received), or facsimile transmission (to be confirmed in writing) to the following addresses:

                  to Freedom:   Freedom Chemical Company
                                Donald W. McPhail
                                Mellon Center, Suite 3905
                                1735 Market Street
                                Philadelphia, Pennsylvania 19103
                                USA

                                Attn.: Harold A. Sorgenti
                                fax:   215 979 3733

                  to Assignees: Citicorp USA, Inc.
                                399 Park Avenue
                                6th Floor, Zone 4
                                New York, New York 10043
                                USA


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                                Attn.: Townsend U. Weekes, Jr.
                                fax:   212 -758 -6278

                  or to such other address as the recipient may notify or may have notified to the other parties in writing.

            (b) Any notices or other communications under or in connection with this Security Assignment Agreement to any party hereto shall be deemed to have been given when delivered by hand, when sent by telex or facsimile transmission, two (2) days after being delivered to any overnight delivery service freight pre-paid or five (5) days after deposit in the mail, postage prepaid, and addressed to such party at the address given under Clause 14 (a) of this Security Assignment Agreement or at any other address specified in writing.

            (c) Any notice or other communication under or in connection with this Security Assignment Agreement shall be in the English language or, if in any other language accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

      12.   Applicable Law; Jurisdiction; Service of Process

            (a) This Security Assignment Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

            (b) The place of jurisdiction for all parties shall for the benefit of the Assignees be Frankfurt am Main. The Assignees, however, shall also be entitled to take legal action against the Assignor before any other court of law having jurisdiction over such Assignor or any of its assets.


            (c) For any service of process in any court in the Federal Republic of Germany the Assignor hereby appoints

                        Mr. Oliver Felsenstein, Rechtsanwalt,
                        c/o Boesebeck, Barz & Partner,
                        Darmstadter Landstrasse 125,
                        60598 Frankfurt am Main,
                        Federal Republic of Germany


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as agent for the receipt of service of process and acknowledges its obligation to retain this process agent for the whole duration of this Security Assignment Agreement, unless otherwise agreed with the Assignees.

     Munchen, den 16.01.1995
     -----------------------         -----------------------
           Place/Date                      Place/Date


       /s/ Brian McNamara
     -----------------------         -----------------------
    Freedom Chemical Company           Citicorp USA, Inc.


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